UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 25, 2006

Date of Report (date of earliest event reported)

Commission File Number 000-29367

VantageMed Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0383530 (I.R.S. Employer Identification No.)

11060 White Rock Road, Suite 210, Rancho Cordova, California 95670

(916) 638-4744

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Item 1.01  Entry into a Material Definitive Agreement

                On April 25, 2006 we entered into an employment agreement with Liesel Loesch as further described in Item 5.02 below.  A copy of the agreement is attached as Exhibit 10.1.

 Item 1.02  Termination of a Material Definitive Agreement

On April 25, 2006, the employment agreement between VantageMed and Philip D. Ranger was terminated by agreement of the parties.  Mr. Ranger was our Chief Financial Officer.

Item 5.02  Departure of Principal Officers; Election of Directors; Appointment of Principal Officers

                On April 25, 2006, we entered into a separation agreement and release with Mr. Ranger in connection with his departure as Chief Financial Officer.  The agreement provides for a severance payment equal to two months salary payable over that period, full vesting of his unexercised stock options and extention of the exercise period for all of his options through December 31, 2006.  Both parties agreed to a mutual general release of claims.

                On April 25, 2006 we entered into an employment agreement with Liesel Loesch.  This agreement provides for an annual salary of $140,000 (with scheduled increases to $150,000 on September 1, 2006 and to $160,000 on December 1, 2006).  We have agreed to issue Ms. Loesch an option to purchase 75,000 shares of our common stock, with 25% of such option to vest on the one-year anniversary of the agreement and the balance to vest monthly over the ensuing 36 month period.  This option will become fully vested in the event that Ms. Loesch’s employment is terminated without cause within 12 months after a change of control event, whereby more than 50% of the Company’s stock is acquired by a single entity or a group of entities under common control.  Upon a termination without cause Ms. Loesch will receive a severance payment of 9 months salary.  We have had no transactions within the last two years in which Ms. Loesch has had a direct or indirect material interest.  A copy of the agreement is attached as Exhibit 10.1.

                Prior to joining VantageMed as Corporate Controller in January 2003, Ms. Loesch served as Controller for Silicon Image, Inc. a public semiconductor company in the digital display and consumer electronics markets, from August 1999 to December 2002.  Prior to Silicon Image, Ms. Loesch spent three years with PricewaterhouseCoopers where she was an Audit Manager.  Ms. Loesch holds a BS in Business Administration — Accounting from California State University Hayward.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

                Exhibit 10.1 — Employment Agreement between VantageMed Corporation and Liesel Loesch dated April 25, 2006.

                Exhibit 99.1 — Press Release dated April 26, 2006, announcing the promotion of the Corporate Controller to CFO and the schedule for the first quarter earnings release conference call.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange act of 1934, VantageMed Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGEMED CORPORATION

	By:	/s/ Liesel Loesch
Dated: April 27, 2006		Liesel Loesch
Chief Financial Officer